Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-187974 on Form S-8 of Medifast, Inc. of our reports dated March 16, 2015, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in the Annual Report on Form 10-K of Medifast, Inc. for the year ended December 31, 2014.

/s/ McGladrey LLP

Baltimore, Maryland

March 16, 2015